Exhibit 99.1

Contacts:

Sean Cassidy

Vice President and Chief Financial Officer

scassidy@curagen.com

Glenn Schulman, PharmD

Director of Medical Communications

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Second Quarter 2008 Financial Results and Clinical Progress of

CR011-vcMMAE

- Results from Phase II Melanoma Trial Expected in the Fourth Quarter -

BRANFORD, Conn., – July 29, 2008 – CuraGen Corporation (NASDAQ: CRGN), a clinical-stage biopharmaceutical company focused on oncology, today reported its financial results for the second quarter of 2008 and updated clinical progress of CR011-vcMMAE.

For the quarter ended June 30, 2008, CuraGen reported income from continuing operations of $39.3 million, or $0.69 per share, compared to a loss from continuing operations of $21.6 million, or $0.39 per share, during the same period in 2007. For the six months ended June 30, 2008, CuraGen reported income from continuing operations of $32.5 million or $0.57 per share, as compared to a loss from continuing operations of $37.5 million or $0.67 per share, during the same period in 2007. Significant one time transactions during the second quarter of 2008 included the sale of the rights to belinostat to TopoTarget A/S for approximately $38 million in cash and the repurchase of $50.9 million of debt for $43.2 million in privately negotiated transactions.

As of June 30, 2008, CuraGen had cash, restricted cash and investments of $95.0 million. CuraGen also today reaffirmed previously provided guidance related to the planned use of approximately $6 to $8 million in cash and investments to fund operations during the second half of 2008. The Company expects to end 2008 with approximately $87 to $89 million of cash and investments.

“We are very pleased with the improvement of our balance sheet during the second quarter and the rapid progress CR011-vcMMAE has made in the clinic during the first half of 2008. Over the past six months, the CR011-vcMMAE clinical development program has achieved milestones ahead of schedule including initiation of the Phase II breast cancer trial and accelerated enrollment of patients into the Phase II melanoma trial,” commented Dr. Tim Shannon, President and Chief Executive Officer of CuraGen. “Over the remainder of 2008, we look forward to completing enrollment in the melanoma study and subsequently presenting updated results during the fourth quarter of this year.”

About CuraGen

CuraGen Corporation (Nasdaq: CRGN) is a dedicated clinical-stage biopharmaceutical company developing diverse approaches for the treatment of cancer. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses, depreciation, amortization, asset impairment charges, losses, income, and future cash and investment positions, including for the second half of 2008 and fiscal year 2008, the timing and expected results of our clinical programs, and the development and marketability of planned drugs, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in CuraGen’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Collaboration revenue	$1,152	$22	$1,174	$44

Operating expenses:
Research and development	3,635	10,904	9,006	22,406
General and administrative	1,443	3,049	3,159	7,063
Restructuring and other charges	—	7,479	—	7,479

Total operating expenses	5,078	21,432	12,165	36,948

Gain on sale of intangible asset	36,397	—	36,397	—

Income (loss) from operations	32,471	(21,410)	25,406	(36,904)
Interest income	659	1,046	1,730	2,199
Interest expense	(451)	(1,271)	(1,248)	(2,899)
Gain on extinguishment of debt	6,991	—	6,991	—

Income (loss) from continuing operations before income taxes	39,670	(21,635)	32,879	(37,604)
Income taxes	(412)	50	(394)	110

Income (loss) from continuing operations	39,258	(21,585)	32,485	(37,494)

Discontinued operations:
Loss from discontinued operations	—	(1,853)	—	(2,991)
Gain on sale of subsidiary	—	78,352	—	78,352

Income from discontinued operations	—	76,499	—	75,361

Net income	$39,258	$54,914	$32,485	$37,867

Basic income (loss) per share from continuing operations	$0.69	$(0.39)	$0.57	$(0.67)
Basic income per share from discontinued operations	—	1.37	—	1.35

Basic net income per share	$0.69	$0.98	$0.57	$0.68

Weighted average number of shares used in computing:
Basic net income per share	56,736	55,744	56,629	55,580

SELECTED BALANCE SHEET INFORMATION

	June 30, 2008	December 31, 2007
	(unaudited)
Cash and investments	$80,237	$100,444
Restricted cash	14,739	14,533

Total cash and investments and restricted cash	$94,976	$114,977

Working capital	$90,722	$107,844

Total assets	$96,444	$119,282

4% Convertible subordinated notes due 2011	$18,967	$69,890

Total long-term liabilities	$18,967	$70,975

Accumulated deficit	$455,089	$487,574

Stockholders’ equity	$72,346	$38,465